Encision Reports Profitable Third Quarter Results

BOULDER, Colo., Jan. 31, 2011 /PRNewswire/ -- Encision Inc. (Pink Sheets: ECIA), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, reported profitable financial results for its third fiscal quarter ended December 31, 2010.

The Company recorded net income of $234,000 or $0.04 per share for the third quarter of fiscal year 2011 on net sales of $2.917 million, representing a slight increase in net sales from our second quarter ended September 30, 2010, and a 10.5% decrease from net sales of $3.260 million for the third quarter of fiscal year 2010. The Company's net income compared favorably to the $149,000 or $0.02 per share for the third quarter of fiscal year 2010.

Gross profit margin for the third quarter of fiscal year 2011 grew to 62.4% as compared to 61.6% for the third quarter of fiscal year 2010. The gross profit margin increase in the third quarter of fiscal year 2011 was the result of an increase, as a percentage of net sales, of higher gross margin net sales, especially our disposable scissor inserts.

"We managed to become profitable in our third quarter by aligning our costs to net sales. We trimmed staffing levels, eliminated certain outside services, and reduced executive salaries and board of directors' fees," said Jack Serino, President and CEO of Encision Inc. "During the third quarter, we implemented a new sales strategy that we believe will result in greater sales in our future quarters."

Mr. Serino also noted, "We issued a press release last week which addressed how our patented AEM technology may have prevented a patient's injuries from a defective laparoscopic device, Jury Awards Patient $2.2 Million in Defective Laparoscopic Instrument Design Verdict; Encision's Patented AEM Laparoscopic Surgical Devices Can Mitigate Such Injuries. The press release may be found on Encision's website, under the Media Room tab, at www.encision.com. And, last week, we filed a Form 8-K with the Security and Exchange Commission to report that we and Boston Scientific Corporation entered into a Development, License and Non-Commercial Supply Agreement."

Mr. Serino added, "We are very encouraged by the judicial confirmation of the value of our AEM technology, as witnessed by the recent jury verdict and, with our agreement with Boston Scientific and our new sales strategy, the potential positive impact on our revenue."

Net sales for the nine months ended December 31, 2010 totaled $8.695 million, representing a 10% decrease from net sales of $9.650 million for the nine months ended December 31, 2009. The Company recorded a net loss of $30,000 or $0.00 per share for the nine months ended December 31, 2010 compared to net income of $359,000 or $0.06 per share for the nine months ended December 31, 2009. Gross profit margin for the nine months ended December 31, 2010 was 63.2% as compared to 62% for the nine months ended December 31, 2009. The gross profit margin increase in the nine months ended December 31, 2010 was the result of an increase, as a percentage of net sales, of higher gross margin net sales.

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2010 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT:  Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

Encision Inc. Condensed Balance Sheets (Amounts in thousands) (Unaudited)
	December 31, 2010	March 31, 2010
ASSETS
Cash and cash equivalents	$ 55	$ 114
Accounts receivable, net	1,112	1,286
Inventories, net	2,476	2,477
Prepaid expenses	86	43
Total current assets	3,729	3,920
Equipment, net	1,138	1,149
Patents, net	262	266
Other assets	26	24
Total assets	$ 5,155	$ 5,359
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$ 380	$ 684
Accrued compensation	285	405
Other accrued liabilities	351	277
Line of credit	447	--
Total current liabilities	1,463	1,366
Line of credit	--	350
Common stock and additional paid-in capital	19,756	19,677
Accumulated (deficit)	(16,064)	(16,034)
Total shareholders' equity	3,692	3,643
Total liabilities and shareholders' equity	$ 5,155	$ 5,359

Encision Inc. Condensed Statements of Operations (Amounts in thousands, except per share information) (Unaudited)
	Three Months Ended		Nine Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Net sales	$ 2,917	$ 3,260	$ 8,695	$ 9,650
Cost of sales	1,096	1,251	3,195	3,664
Gross profit	1,821	2,009	5,500	5,986
Operating expenses:
Sales and marketing	964	1,146	3,225	3,580
General and administrative	341	362	1,134	1,059
Research and development	269	341	1,136	947
Total operating expenses	1,574	1,849	5,495	5,586
Operating income (loss)	247	160	5	400
Interest and other income (expense), net	(13)	(11)	(35)	(41)
Income before provision for income taxes	234	149	(30)	359
Provision for income taxes	––	––	––	––
Net income (loss)	$ 234	$ 149	$ (30)	$ 359
Net income per share—basic and diluted	$ 0.04	$ 0.02	$ 0.00	$ 0.06
Basic weighted average number of shares	6,455	6,455	6,455	6,455
Diluted weighted average number of shares	6,455	6,461	6,455	6,463

CONTACT:  Marcia McHaffie of Encision Inc., +1-303-444-2600, mmchaffie@encision.com